EXHIBIT 10.6.1

Silicon Valley Bank

Amendment to Loan and Security Agreement

Borrower:             DPAC Technologies Corp.

Dated:                    June 25, 2003

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Amendment”) is entered into between SILICON VALLEY BANK (“Bank”) and the borrower named above (the “Borrower”).

Reference is made to the Loan and Security Agreement between them dated August 30, 2002, as amended from time to time (the “Loan Agreement”).  Capitalized terms used but not defined in this Amendment, shall have the meanings set forth in the Loan Agreement.

Borrower and Bank desire to modify the terms of the Loan Agreement and the parties agree to do so as follows:

1.             New Section 2.1.4.  A new section is hereby added to the Loan Agreement to follow immediately after Section 2.1.3, which new section shall be entitled “2.1.4.  Term Loan Advances”, and which shall read as follows:

“2.1.4.    Term Loan Advances.

“(a)         Through February 28, 2004, Bank will make advances (individually referred to herein as an “Term Loan Advance” and collectively as the “Term Loan Advances”) in an aggregate amount not to exceed Four Million Dollars ($4,000,000).

(b)           Interest accrues from the date of the making of each Term Loan Advance at the applicable interest rates as set forth in Section 2.3(a) hereof and is payable as set forth therein beginning on the first possible interest payment date following the making of such Term Loan Advance.  Borrower shall repay the aggregate amount of the Term Loan Advances to Bank in forty-eight (48) equal monthly installments of principal beginning on March 1, 2004 and continuing on the first day of each of the succeeding forty-seven (47) months thereafter (such final installment payment date for the Term Loan Advances is referred to herein as the “ Term Loan Maturity Date”), with the understanding that on the Term Loan Maturity Date all Term Loan Advances and all related Obligations shall be repaid in full. Term Loan Advances when repaid may not be reborrowed.

(c)           To obtain a Term Loan Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time one Business Day before the day on which the Term Loan Advance is to be made.  The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee.  The proceeds of each Term Loan Advances shall be used for general corporate purposes.

2.             Revised Section 2.3(a) and Section 2.3(b).  Subsections (a) and (b) of Section 2.3 are hereby amended and restated to read, respectively, as follows:

(a)           Interest Rate.  (i) Revolving Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Prime Rate; and (ii) Term Loan Advances accrue interest on the outstanding principal balance at a per annum rate equal to the Prime Rate plus the Applicable Margin (as defined below).  After an Event of Default, Obligations accrue interest at five (5) percentage points above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

As used herein the term “Applicable Margin” shall mean and refer to one-half of one percentage point (.50%), provided if a Term Loan Advance in the amount of $4,000,000 is made concurrently with the execution and delivery of the Amendment to Loan and Security Agreement dated June 25, 2003 by and between Borrower and Bank, then the Applicable Margin shall be one-quarter of one percentage point (.25%), provided, further, if a Term Loan Advance of $4,000,000 is not so made but a Term Loan Advance of at least $2,000,000 is made concurrently therewith, then the Applicable Margin shall be three-eighths of one percentage point (.375%).

(b)           Payments.  Interest due on the Committed Revolving Line is payable on the 25th day of each month.  Interest due on the Term Loan Advances is payable on the 1st day of each month.  Bank may debit any of Borrower’s deposit accounts for principal and interest payments owing or any amounts Borrower owes Bank (Bank will promptly notify Borrower when it debits Borrower’s accounts and these debits are not set-offs).  Borrower may, however, provide written notice to Bank that it would like to switch from such a payment procedure to a written billing notification, and Bank agrees to implement such a change within a reasonable period of time after receipt of Borrower written request therefor.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.  ”

3.             Revised Section 6.7.  Section 6.7 of the Loan Agreement is hereby amended to read as follows:

“6.7 Financial Covenant.

Borrower will maintain at all times and tested as of the last day of each month a ratio of (A) Quick Assets to (B) Current Liabilities plus any other Obligations of Borrower owing to Bank to the extent they are not otherwise categorized as Current Liabilities of Borrower, of at least 1.50 to 1.00.”

4.             Revised Definitions.  It is hereby agreed that the defined term of “Credit Extension” shall also include, without limitation, all Term Loan Advances, and that the defined term “Obligations” shall include all indebtedness and other obligations arising in connection with the Term Loan  Advances.

5.             New Definitions.  Section 13 of the Loan Agreement is hereby amended by adding the defined terms of “ Term Loan Advance(s)” and “ Term Loan Maturity Date” thereto and inserting such definitions in their appropriate alphabetical order in such Section:

“ ‘Term Loan Advance(s)’ shall have the meaning set forth in Section 2.1.4 hereof.

‘Term Loan Maturity Date’ shall have the meaning set forth in Section 2.1.2A hereof.

6.             Fee.  Borrower shall pay to Bank a facility fee in connection herewith in the amount of $15,000 , which shall be in addition to interest and to all other amounts payable under the Loan Agreement, and which shall not be refundable, provided, however, such fee shall be eliminated entirely if a Term Loan Advance in the amount of $4,000,000 is made concurrently herewith, provided, further, if a Term Loan Advance of $4,000,000 is not made but a Term Loan Advance of at least $2,000,000 is made, then no fee shall be payable but, instead, the Borrower agrees to pay the Unused Line Fee (as defined below) during the term of the Agreement.

Borrower hereby agrees to pay to Bank the Unused Line Fee for term of the Loan Agreement, if such fee is applicable based on the above provision.  As used herein the term “Unused Line Fee” shall be an amount equal to 0.375% per annum multiplied by the difference between $4,000,000 and the average daily principal balance of the Term Loan Advances outstanding during any, quarter prior to the later to occur of the Term Loan Maturity Date or the date when any Term Loan Advances remain outstanding (the “Final Payment Date”), which unused line fee shall be computed and paid quarterly, in arrears, on the first day of the following quarter, or otherwise payable on the Final Payment Date (if such date is not the first day of a quarter) on a pro rata basis for such period then ending.

7.             Conditions to Effectiveness.  The following shall be conditions precedent to the effectiveness of this Agreement:

7.1           Executed Counterparts; Certified Resolutions.  Borrower shall deliver to Bank fully executed and authorized counterparts of this Amendment together with certified corporate resolutions relating hereto that authorize the execution and delivery of this Amendment and the incurring of the obligations referenced herein;

7.2           Payment of Fee.  Borrower shall pay to Bank the fee referred to in Section 6 above, if applicable.

8.             Representations True.  Borrower represents and warrants to Bank that all representations and warranties in the Loan Agreement, as amended hereby, are true and correct.

9.             General Provisions.  The amendments and modifications set forth in this Agreement shall be deemed effective as of the date hereof when all conditions to effectiveness have been satisfied, as Bank has determined.  This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Bank and the Borrower, and the other written documents and agreements between Bank and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Bank and the Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.  This Agreement may be executed in any number of counterparts, which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Borrower:	Bank:

DPAC TECHNOLOGIES CORP.	SILICON VALLEY BANK

By	By

Title	Title